UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 8, 2016

Strategic Storage Growth Trust, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 333-193480

Maryland	46-2335760
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

111 Corporate Drive, Suite 120, Ladera Ranch, California 92694

(Address of principal executive offices, including zip code)

(877) 327-3485

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Items

Calculation of Estimated Net Asset Value Per Share

Overview and Process

On April 8, 2016, the board of directors of Strategic Storage Growth Trust, Inc. (the “Registrant”) approved an estimated value per share for its Class A shares and Class T shares of $10.05 based on the estimated value of the Registrant’s assets less the estimated value of its liabilities, or net asset value, divided by the number of shares outstanding on an adjusted fully diluted basis, calculated as of December 31, 2015. The Registrant is providing this estimated value per share to assist broker-dealers in connection with their obligations under applicable Financial Industry Regulatory Authority (“FINRA”) rules with respect to customer account statements and to assist fiduciaries in discharging their obligations under Employee Retirement Income Security Act (“ERISA”) reporting requirements. This valuation was performed in accordance with the provisions of Practice Guideline 2013-01, Valuations of Publicly Registered Non-Listed REITs, issued by the Investment Program Association (“IPA”) in April 2013 (the “IPA Guidelines”).

The Registrant’s Nominating and Corporate Governance Committee (the “Committee”), comprised of the Registrant’s two independent directors, was responsible for the oversight of the valuation process, including the review and approval of the valuation process and methodology used to determine the estimated value per share, the consistency of the valuation methodology with real estate standards and practices and the reasonableness of the assumptions used in the valuations and appraisals.

The Committee approved the engagement of Duff & Phelps, LLC (“Duff & Phelps”), an independent third party real estate valuation and advisory firm, to provide appraisals for each of the Registrant’s properties and a calculation of a range of the estimated value per share of its Class A shares and Class T shares as of December 31, 2015. The scope of work conducted by Duff & Phelps was in conformity with the requirements of the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute and each of the appraisals was prepared by Duff & Phelps personnel who are members of the Appraisal Institute and have the Member of Appraisal Institute (“MAI”) designation. Other than its engagement as described herein, Duff & Phelps does not have any direct or indirect material interest in any transaction with the Registrant or SS Growth Advisor, LLC (the “Advisor”), its advisor. The Registrant does not believe that there are any material conflicts of interest between Duff & Phelps, on the one hand, and the Registrant or the Advisor, on the other hand. The Registrant has agreed to indemnify Duff & Phelps against certain liabilities arising out of this engagement.

After considering all information provided, and based on the Committee’s extensive knowledge of the Registrant’s assets and liabilities, the Committee concluded that the range in estimated value per share of $9.02 to $11.15, with an approximate mid-range value per share of $10.05, as indicated in the valuation report provided by Duff & Phelps (the “Valuation Report”) was reasonable and recommended to the Registrant’s board of directors (the “Board”) that it adopt $10.05 as the estimated value per share for the Class A shares and Class T shares. The Board unanimously agreed upon the estimated value per share of $10.05 recommended by the Committee, which determination is ultimately and solely the responsibility of the Board.

As of December 31, 2015, the estimated value per share was calculated as follows:

Assets
Real estate properties (on an individual property basis)*	$75,490,000
Cash and restricted cash	6,600,046
Other assets	1,807,027

Total Assets	$83,897,073

Liabilities
Mortgage debt	$38,300,000
Mark-to-market on mortgage debt	—
Other liabilities	1,302,357
Preferred equity**	17,003,970
Incentive distribution	—

Total Liabilities	$56,606,327

Net Asset Value	$27,290,746

Net Asset Value for Class A shares	$27,108,910
Number of Class A shares outstanding	2,696,339
Estimated value per Class A share	$10.05

Net Asset Value for Class T shares	$181,836
Number of Class T shares outstanding	18,086
Estimated value per Class T share	$10.05

*	Of the 12 self storage properties in the portfolio on December 31, 2015, three were acquired in December 2015 and were valued at the purchase prices the Registrant paid for such properties.
**	Includes approximately $16 million of Series A Cumulative Redeemable Preferred Units issued by the Registrant’s operating partnership and approximately $1 million in accrued distributions.

Methodology and Key Assumptions

In determining an estimated value per share, the Board considered information and analyses, including the Valuation Report provided by Duff & Phelps. The Registrant’s goal in calculating an estimated value per share is to arrive at a value that is reasonable and supportable using what the Board deems to be appropriate valuation methodologies and assumptions. The following is a summary of the valuation methodologies and assumptions used by the Board to value the Registrant’s assets and liabilities.

Real Estate Properties

As described above, the Registrant engaged Duff & Phelps to provide an appraisal of the 12 self storage properties it owned, as of December 31, 2015. Duff & Phelps’ opinion of value used in calculating the estimated value per share above is based on the individual asset values of each of the properties in the portfolio on the valuation date in accordance with the IPA Guidelines. The appraisal was not intended to estimate or calculate the Registrant’s enterprise value. The appraisals were performed in accordance with the Code of Ethics and the Uniform Standards of Professional Appraisal Practice, or USPAP, the real estate appraisal industry standards created by The Appraisal Foundation, as well as the requirements of the state where each real property is located. Each appraisal was reviewed, approved and signed by an individual with the professional designation of MAI.

The scope of work by Duff & Phelps in performing the appraisal of the Registrant’s properties included:

•	reviewing and relying upon data provided by the Registrant regarding the number of units, size, year built, construction quality and construction type to understand the characteristics of the existing improvements and underlying land;

•	reviewing and relying upon data provided by the Registrant regarding rent rolls, lease rates and terms, real estate taxes and operating expense data;

•	reviewing and relying upon balance sheet items provided by the Registrant, such as cash and other assets as well as debt and other liabilities;

•	reviewing and relying upon mortgage summaries and amortization schedules provided by the Registrant;

•	researching the market by means of publications and other resources to measure current market conditions, supply and demand factors and growth patterns and their effect on the Registrant’s properties;

•	utilizing the income capitalization approach as the primary indicator of value with support from the sales comparison approach as a secondary methodology for each property; and

•	delivering a range of values with a midpoint estimate for each of the properties, as well as the underlying assumptions used in the analysis, including capitalization rates, discount rates, growth rates, and others as appropriate.

The income capitalization approach is a valuation technique that provides an estimation of the value of an asset based on market expectations about the cash flows that an asset would generate over its remaining useful life. The income capitalization approach begins with an estimation of the annual cash flows a market participant would expect the subject asset to generate over a discrete projection period. The estimated cash flows for each of the years in the discrete projection period are then converted to their present value equivalent using a market-oriented discount rate appropriate for the risk of achieving the projected cash flows. The present value of the estimated cash flows are then added to the present value equivalent of the residual value of the asset which is calculated based upon applying a terminal capitalization rate to the projected net operating income of the property at the end of the discrete projection period to arrive at an estimate of value.

The sales comparison approach is a valuation technique that provides an estimation of value based on market prices in actual transactions and asking prices for assets. The valuation process is a comparison and correlation between the subject asset and other similar assets. Considerations such as time and condition of sale and terms of agreements are analyzed for comparable assets and are adjusted to arrive at an estimation of the fair value of the subject asset.

In calculating the discounted cash flow valuation, Duff & Phelps estimated the value of the individual real estate assets primarily by using a multiple year discounted cash flow analysis. Duff & Phelps calculated the value of the individual real estate assets using historical financial data and forecasts going forward, terminal capitalization rates and discount rates that fall within ranges Duff & Phelps believes would be used by similar investors to value each property the Registrant owns. The capitalization rates and discount rates were calculated utilizing methodologies that adjust for market specific information and national trends in self storage. As a test of reasonableness, Duff & Phelps compared the metrics of the valuation of the Registrant’s assets to current market activity of self storage properties.

From inception through December 31, 2015, the Registrant had acquired the 12 self storage properties for an aggregate purchase price of approximately $62.2 million, exclusive of acquisition fees and expenses. As of December 31, 2015, the total appraised value of the individual real estate assets as provided by Duff & Phelps using the valuation method described above was approximately $75.5 million. This represents an approximate 21.3% increase in the total value of the real estate assets over the aggregate purchase price.

The following summarizes the key assumptions that were used by Duff & Phelps in the discounted cash flow models to estimate the value of the individual real estate assets:

Assumption	Range in Values	Weighted Average Basis
Terminal capitalization rate	6.25% to 7.25%	6.62%
Discount rate	8.0% to 9.75%	8.51%
Annual rent growth rate (market)	0.0% to 5.0%	0.3%
Annual expense growth rate	3.0%	3.0%
Holding Period	1 to 4 years	N/A

While the Registrant believes that Duff & Phelps’ assumptions and inputs are reasonable, a change in these assumptions and inputs would change the estimated value of its real estate. Assuming all other factors remain unchanged, a decrease in the terminal capitalization rate of 25 basis points would increase the real estate value to approximately $76.9 million and an increase in the terminal capitalization rate of 25 basis points would decrease the real estate value to approximately $73.9 million. Similarly, a decrease in the discount rate of 25 basis points would increase our real estate value to approximately $75.8 million and an increase in the discount rate of 25 basis points would decrease the real estate value to approximately $75.1 million.

Mortgage Debt

The estimated value of the aggregate mortgage debt was equal to the U.S. generally accepted accounting principles (“GAAP”) fair value as of December 31, 2015. Duff & Phelps determined that the mortgage debt contained market interest rates for instruments with similar characteristics, including remaining loan term, loan-to-value ratio and type of collateral and, accordingly, did not mark the debt to market. As of December 31, 2015, the fair value and carrying value of the mortgage debt were both approximately $38.3 million.

Other Assets and Liabilities

The carrying values of the majority of the other assets and liabilities were considered to equal their book value. Adjustments to exclude the GAAP basis carrying value of certain assets were made in accordance with the IPA Guidelines.

Limitations of Estimated Value Per Share

FINRA rules provide no guidance on the methodology an issuer must use to determine its estimated value per share. As with any valuation methodology, the methodology considered by the Board is based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different estimated value per share, and these differences could be significant. Markets for real estate and real estate-related investments can fluctuate and values are expected to change in the future. The estimated value per share does not represent the fair value of our assets less its liabilities according to GAAP nor does it represent a liquidation value of the Registrant’s assets and liabilities or the amount at which its shares of common stock would trade on a national securities exchange.

Accordingly, with respect to the estimated value per share, the Registrant can give no assurance that:

•	a stockholder would be able to resell his or her shares at this estimated value;

•	a stockholder would ultimately realize distributions per share equal to the estimated value per share upon liquidation of the assets and settlement of the liabilities or a sale of the company;

•	the Registrant’s shares of common stock would trade at the estimated value per share on a national securities exchange;

•	an independent third-party appraiser or other third-party valuation firm would agree with our estimated value per share; or

•	the methodology used to estimate the value per share will be in compliance with any future FINRA rules or ERISA reporting requirements.

Further, the estimated value per share is based on the estimated value of the Registrant’s assets less the estimated value of its liabilities divided by the number of shares outstanding on an adjusted fully diluted basis, calculated as of December 31, 2015. The estimated net asset value per share was based upon 2,714,425 shares of equity interests outstanding as of December 31, 2015, which was comprised of (i) 2,669,989 outstanding shares of Class A common stock, plus (ii) 18,086 outstanding shares of Class T common stock, plus (iii) 20,100 outstanding OP Units, which OP Units are exchangeable on a one-for-one basis into shares of common stock, plus (iv) 6,250 shares of unvested restricted Class A common stock issued to the Registrant’s independent directors which shares vest ratably over time.

The value of the Registrant’s shares will fluctuate over time in response to developments related to individual assets in the portfolio and the management of those assets, and in response to the real estate and finance markets.

Determination of New Share Offering Price

In connection with the determination of the estimated value per share of the Registrant’s common stock, the Board also determined new per share offering prices of the Registrant’s two classes of common stock. The new Class A share offering price will be $11.17 per share and the new Class T share offering price will be $10.58 per share, each of which will take effect on April 14, 2016. The Board determined the new per share offering price of each class of stock by taking the $10.05 estimated value per share and adding the per share up-front sales commissions and dealer manager fees to be paid with respect to the Class A shares and Class T shares, respectively, such that after the payment of such commissions and dealer manager fees, the net proceeds to the Registrant will be the same for both Class A shares and Class T shares.

Distribution Reinvestment Plan

In accordance with the Registrant’s distribution reinvestment plan, as amended (the “Plan”), the Board may change the share price for purchases of shares under the Plan at any time in its discretion, which change may take place upon 10 days’ written notice to the participants in the Plan. In connection with the estimated value per share described herein, the Board approved a share price for the purchase of shares under the Plan equal to the estimated value per share of $10.05 for both Class A shares and Class T shares, to be effective April 21, 2016.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

99.1	Consent of Duff & Phelps, LLC

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRATEGIC STORAGE GROWTH TRUST, INC.

Date: April 11, 2016	By:	/s/ Michael S. McClure

Michael S. McClure
Executive Vice President and Chief Financial Officer